Exhibit 99.1

Life Technologies

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 17 PERCENT YEAR-OVER-YEAR
REVENUE GROWTH FOR FISCAL 2010 THIRD QUARTER
Veritas® Revenue Up 55 Percent Over Year-Ago Quarter;
Peri-Strips® Revenue Sets Quarterly Record;
Record Microsurgery Revenue Up 13 Percent
     ST. PAUL, Minn., Aug. 25, 2010 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported its financial results for the third quarter ended July 31, 2010.
     For the 2010 fiscal third quarter, net revenue rose to $17.6 million, a 17 percent increase over $15.0 million in the year-ago period. Net income was $1.5 million, or $0.13 per diluted share, in the fiscal third quarter, versus a net loss on a GAAP basis of $(4.9) million, or $(0.42) per share, in the year-earlier period. Adjusted fiscal 2009 third quarter net income (non-GAAP), excluding certain special charges, was $2.2 million, or $0.19 per diluted share. As anticipated, 2010’s net income was lower than last year’s adjusted net income, mainly due to investments to sustain long-term growth.
     “Third quarter revenue growth was strong, with particularly good performance from our Veritas® and Microsurgery products,” said Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer. “Further, worldwide sales of Peri-Strips® rose 6 percent to a record $5.1 million in the just-completed quarter. One year ago, we made an investment in our direct sales force, and today that investment is paying dividends. Our sales teams are expanding penetration and becoming increasingly effective. Earlier this month, we named Jodi Brendel vice president of sales and marketing for the Surgical group. Jodi has extensive experience developing innovative sales and marketing programs and increasing the effectiveness of high talent sales teams calling on multiple surgical specialties. She is passionate about the advantages of our products and the abilities of the Surgical sales team.”
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Synovis Life Technologies
Aug. 25, 2010

     Gross margin for the fiscal third quarter was 72.2 percent, up slightly from the year-ago quarter. SG&A expenses totaled $9.5 million in the third quarter, up $2.2 million from the year-ago quarter, with approximately $900,000 of the increase due to the company’s investment in a larger direct sales force and $1.1 million the result of incremental costs associated with its Orthopedic and Wound group. Research and development expenses totaled $896,000 in the third quarter, down from $945,000 in the year-ago period. Operating income for the third quarter totaled $2.3 million, compared to an operating loss of $(1.7) million and adjusted operating income (non-GAAP) of $2.4 million in the year-ago period.
     In the first nine months of fiscal 2010, net revenue rose to $50.4 million, up 17 percent from $43.2 million in the first nine months of the prior fiscal year. Net income was $3.4 million, or $0.30 per diluted share, compared to a net loss of $(1.1) million, or $(0.10) per share, in the first nine months of fiscal 2009. Adjusted net income (non-GAAP), excluding certain special charges, was $5.9 million, or $0.50 per diluted share, in the year-ago period.
Third Quarter Revenue Highlights and Other Key Points
•	Revenue from Veritas rose to $3.6 million in the third quarter, a 55 percent increase over the comparable period last year.

•	Synovis sponsored a symposium titled “The Advantages of Bovine Pericardium: An Emerging Choice in Abdominal Wall Reconstruction” during the Abdominal Wall Reconstruction conference in Washington, D.C., in June. Two well known surgeons presented their positive experiences with Veritas in abdominal repairs.

•	Revenue from Microsurgical products totaled $2.7 million in the third quarter, a 13 percent increase over the same period last year and a quarterly record. Sales of the Flow Coupler®, which received FDA marketing clearance in the fiscal second quarter, contributed to Microsurgical’s record third quarter sales.

•	Revenue from Peri-Strips Dry (PSD) totaled $5.1 million in the third quarter, a 6 percent increase from the year-ago period and also a quarterly record. Revenue of PSD configured for use on Ethicon surgical staplers rose 22 percent from the third quarter a year ago. Revenue of PSD configured for use on Covidien staplers was down 19 percent from a year ago, but increased 9 percent sequentially in the third quarter from the second quarter.

•	A poster presentation of scientific data relating to the hemostatic properties of PSD relative to a competitive synthetic buttress product (Duet) at the American Society of Metabolic and Bariatric Surgery conference confirmed that the Duet product lacked the intrinsic hemostatic properties of PSD.
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Synovis Life Technologies
Aug. 25, 2010

•	A major private insurance carrier announced it will cover a portion of the cost associated with the gastric sleeve surgical procedure for weight loss. This procedure involves a longer staple line with an increased potential for bleeding and gastric fluid leakage, the types of complications PSD is designed to prevent.

•	Revenue from Orthopedic and Wound products totaled $588,000 for the fiscal third quarter, up 32 percent sequentially from the second quarter. Orthopedic and Wound was established in July 2009 with the acquisition of substantially all of the assets of Pegasus Biologics, Inc. The primary products are the OrthADAPT® Bioimplant for orthopedic applications and Unite® Biomatrix for the treatment of chronic wounds.

•	The combined direct and indirect sales force for Orthopedic and Wound products reached approximately 80 people at the end of the third quarter, with eight direct sales representatives fully dedicated to these products and the independent representatives selling these products as well as other, non-competing products. This sales team covers approximately two-thirds of the United States. Synovis expects to add other U.S. independent representatives in the fourth quarter.

•	An extensive training effort was conducted during the third quarter for the Orthopedic and Wound sales force, with primary product training given to the new independent representatives and comprehensive sales training undertaken with both direct representatives and many of the independent representatives who joined the sales team in earlier quarters.

•	Revenue from the Tissue-Guard line of products for vascular, thoracic and neuro applications totaled $4.3 million in the quarter, a 6 percent increase over the year-ago period.
Balance Sheet and Cash Flow
•	Cash and investments totaled $61.0 million as of July 31, 2010, or $5.39 per share, up from $59.3 million at the end of the second quarter of fiscal 2010.

•	Operating activities provided cash of approximately $2.2 million in the third quarter of fiscal 2010 and provided cash of $3.6 million in the first nine months of fiscal 2010.

•	Non-cash stock-based compensation expense was $363,000 in the fiscal third quarter ($0.02 per diluted share after-tax), versus $252,000 ($0.02 per diluted share after-tax) in the year-ago period.
Conference Call and Webcast
     Synovis Life Technologies will host a live webcast of its fiscal third-quarter conference call today, Aug. 25, at 10 a.m. CT to discuss the company’s results. To access the live webcast, go to the investor
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Synovis Life Technologies
Aug. 25, 2010

information section of the company’s website, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, Aug. 25.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 28574228. The audio replay will be available beginning at 1 p.m. CT on Wednesday, Aug. 25, through 6 p.m. CT on Wednesday, Sept. 1.
About Synovis Life Technologies
Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of the sales force to grow revenues, the impact of increased competition in various markets Synovis serves, the ability to re-establish the Orthopedic and Wound products in the marketplace, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the impact of recently enacted healthcare reform legislation, as well as other factors found in the Company’s filings with the SEC, such as the “Risk Factors” section in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and our Quarterly Report on Form 10-Q for fiscal quarter ended April 30, 2010.
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Synovis Life Technologies
Aug. 25, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2010	2009	2010	2009
Net revenue	$17,637	$15,032	$50,449	$43,201
Cost of revenue	4,901	4,257	13,999	12,306
Gross margin	12,736	10,775	36,450	30,895
Gross margin percentage	72%	72%	72%	72%

Selling, general and administrative expenses	9,543	7,384	28,258	20,723
Research and development expenses	896	945	3,097	2,712
Other	—	4,100	—	4,100
Operating expenses	10,439	12,429	31,355	27,535

Operating income (loss)	2,297	(1,654)	5,095	3,360

Interest income	59	190	211	766
Impairment of investments	—	(4,100)	—	(4,100)
Other income (expense)	59	(3,910)	211	(3,334)

Income before provision for (benefit from) income taxes	2,356	(5,564)	5,306	26
Provision for (benefit from) income taxes	848	(690)	1,910	1,155

Net income (loss)	$1,508	$(4,874)	$3,396	$(1,129)

Basic earnings (loss) per share	$0.13	$(0.42)	$0.30	$(0.10)

Diluted earnings (loss) per share	$0.13	$(0.42)	$0.30	$(0.10)
Weighted average shares outstanding — basic	11,312	11,549	11,255	11,601
Weighted average shares outstanding — diluted	11,484	11,549	11,433	11,601
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Synovis Life Technologies
Aug. 25, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Revenues (unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2010	2009	2010	2009
Veritas	$3,614	$2,328	$10,707	$5,979
Peri-Strips	5,130	4,833	14,261	14,677
Tissue-Guard	4,303	4,067	12,328	11,886
Microsurgery	2,719	2,414	7,897	6,300
Ortho & Wound	588	—	1,193	—
Surgical tools and other	1,283	1,390	4,063	4,359

Total Revenue	$17,637	$15,032	$50,449	$43,201

Domestic	$14,805	$12,705	$42,453	$36,372
International	2,832	2,327	7,996	6,829

Total Revenue	$17,637	$15,032	$50,449	$43,201

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Synovis Life Technologies
Aug. 25, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
As of July 31, 2010 (unaudited) and October 31, 2009
(In thousands, except share and per share data)

	July 31,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$9,935	$15,863
Short-term investments	44,299	38,960
Accounts receivable, net	8,455	6,925
Inventories	9,246	7,724
Deferred income tax asset, net	421	367
Other current assets	1,840	1,755

Total current assets	74,196	71,594

Investments, net	6,759	5,926
Property, plant and equipment, net	3,334	3,719
Goodwill	3,620	3,618
Other intangible assets, net	6,319	6,841
Deferred income tax asset, net	1,844	2,022

Total assets	$96,072	$93,720

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,165	$1,962
Accrued expenses	5,510	5,747

Total current liabilities	6,675	7,709

Total liabilities	6,675	7,709

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,324,241 at July 31, 2010 and 11,398,874 at October 31, 2009	113	114

Additional paid-in capital	63,165	63,132
Accumulated other comprehensive income	50	92
Retained earnings	26,069	22,673

Total shareholders’ equity	89,397	86,011

Total liabilities and shareholders’ equity	$96,072	$93,720

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Synovis Life Technologies
Aug. 25, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Measures (unaudited)
(In thousands, except per share data)
The company believes adjusting GAAP basis results to exclude the impact of certain special charges is helpful in analyzing its operating results. There were no special charges in the three and nine month periods ended July 31, 2010. A reconciliation of GAAP basis results as reported to adjusted results (non-GAAP) for the three months ended July 31, 2009 follows:

	Operating	Pre-tax	Net
	Income	Income	Income	EPS
	(Loss)	(Loss)	(Loss)	(Loss)
GAAP Results	$(1,654)	$(5,564)	$(4,874)	$(0.42)
Adjustments
Impairment of Investments	—	4,100	4,100	0.36
Intangible Asset Impairment	600	600	432	0.04
In-Process R&D Expense	3,500	3,500	2,520	0.21

Total Adjustments	4,100	8,200	7,052	0.61
Adjusted Results (Non-GAAP)	$2,446	$2,636	$2,178	$0.19

A reconciliation of GAAP basis results as reported to adjusted results (non-GAAP) for the nine months ended July 31, 2009 follows:

			Net
	Operating	Pre-tax	Income	EPS
	Income	Income	(Loss)	(Loss)
GAAP Results	$3,360	$26	$(1,129)	$(0.10)
Adjustments
Impairment of Investments	—	4,100	4,100	0.35
Intangible Asset Impairment	600	600	432	0.04
In-Process R&D Expense	3,500	3,500	2,520	0.21

Total Adjustments	4,100	8,200	7,052	0.60
Adjusted Results (Non-GAAP)	$7,460	$8,226	$5,923	$0.50

     The non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Synovis’ actual results of operations. Management believes this will assist investors in making an evaluation of Synovis’ performance on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This non-GAAP information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States.
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